Exhibit 99.1

PRESS RELEASE

Summer Infant Announces Addition of Evelyn D’An to Board

WOONSOCKET, R.I., November 4, 2016 — Summer Infant, Inc. (“Summer Infant” or the “Company”) (NASDAQ: SUMR), a global leader in premium infant and juvenile products, today announced that it has appointed Evelyn D’An to its board of directors, effective November 2, 2016, filling the vacancy created due to the passing of former board member Dick Wenz.

Ms. D’An is currently president of D’An Financial Services, a Miami-based consulting firm specializing in accounting, finance, process improvement, and strategic planning. She was previously the chief financial officer of Brightstar ERV, a mobile phone recycling joint venture, and has held other senior roles at Brightstar Corporation. Ms. D’An was at Ernst & Young between 1986 and 2004, becoming the first Hispanic female partner in the Southeast region. She has also served on the boards of Hot Topic (2008-2013) and Alico (2005-2009).

“We are thrilled to have a person of Evelyn’s integrity and expertise join the board of Summer Infant,” stated Robin Marino, Chairwoman. “Not only does she bring several decades of senior leadership experience in operations, finance, and strategic planning but has also served on prior boards — all of which will enable her to rapidly make meaningful contributions as we work to guide the Company’s future growth and build shareholder value.”

Evelyn D’An

Evelyn D’An established her own strategic consulting firm, D’An Financial Services, in 2004, where she currently serves as president. She worked in various positions of increasing responsibility at Brightstar Corporation from 2010-2014, prior to which she provided the company with consulting/advisory services. Her last position at Brightstar was CFO of the joint venture Brightstar ERV, managing all financial aspects of the organization, which handles the recycling of mobile devices. Ms. D’An was employed by Ernst & Young from 1986- 2004 and became the first Hispanic female partner in the Southeast region. She graduated with a Masters of Accounting from Florida International University and a Bachelor of Science from the State University of Albany and is a licensed CPA.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium infant and juvenile products for ages 0-3 years which are sold principally to large North American and international retailers. The Company currently sells proprietary products in a number of different categories including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, strollers, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, and infant feeding products. For more information about the Company, please visit www.summerinfant.com.

Company Contact:

Chris Witty

Investor Relations

646-438-9385

cwitty@darrowir.com